UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2025

Astec Industries, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road, Chattanooga, Tennessee 37421

(Address of principal executive offices) (Zip Code)

(423) 899-5898

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASTE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On July 1, 2025, Astec Industries, Inc. (the "Company") completed its previously announced acquisition of TerraSource Holdings, LLC, a Delaware limited liability company (“TerraSource”), pursuant to that certain Membership Interest Purchase Agreement, dated as of April 28, 2025, by and among the Company, TerraSource, RLI TSG Holdings LLC, Milacron LLC and the other seller parties thereto (collectively, the “Sellers”), and RLIH, LLC (the “Sellers’ Representative”) (the “Purchase Agreement” and the transactions contemplated thereby, the “Acquisition”). The events described in this Current Report on Form 8-K (this “Current Report”) are related to the closing of the Acquisition (the “Closing”).

Item 1.01. Entry Into a Material Definitive Agreement.

Simultaneously with the Closing, on July 1, 2025 (the “Financing Effective Date”), the Company entered into a credit agreement (the “Credit Agreement”) that provides for (i) a revolving credit facility, a term loan facility, a swingline facility and a letter of credit facility, in an initial aggregate amount of up to $600,000,000, and (ii) an incremental facilities limit in an aggregate amount not to exceed $150,000,000 (collectively, the “Credit Facilities”).

The Credit Agreement was entered into by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto from time to time. The proceeds of (i) the revolving credit facility, letter of credit facility and swingline facility will be used (a) to finance capital expenditures, (b) for working capital and other general corporate purposes of the Company and its subsidiaries, and (c) in the case of letters of credit, for the backstop or replacement of letters of credit existing prior to the Financing Effective Date and to support general corporate purposes, and (ii) the term loan facility will be used on the Financing Effective Date, together with cash on hand, to (a) finance the Acquisition, (b) repay existing indebtedness of the Company and its subsidiaries, including repayment of all amounts outstanding under the Previous Credit Facility (as defined below), and (c) the payment of transaction expenses incurred in connection with the Acquisition and the Credit Facilities.

Loans advanced under the revolving credit facility and the term loan facility must be repaid on (i) July 1, 2030 or (ii) earlier as specified in the Credit Agreement.

At the Company’s election, revolving credit loans and term loans advanced under the Credit Agreement shall bear interest at a rate per annum equal to (i) a forward-looking term rate based on the secured overnight financing rate for the applicable interest period (“Term SOFR”), as selected by the Company, plus an applicable margin ranging between 1.75% and 2.75% per annum, or (ii) the highest of the Wells Fargo Bank, National Association prime rate, the Federal Funds rate plus 0.50%, and Term SOFR for a one month tenor in effect on such day plus 1.00% (“Base Rate”), plus an applicable margin ranging between 0.75% and 1.75% per annum. Swingline loans shall bear interest at the Base Rate, plus an applicable margin ranging between 0.75% and 1.75% per annum.

The Company also pays a commitment fee ranging from 0.15% to 0.35% per annum to the lenders under the revolving credit facility on the average amount by which the aggregate commitments of the lenders exceed utilization of the revolving credit facility. The applicable margins and the commitment fee are determined based on the Company's Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement) at the relevant time.

The obligations of the Company in respect of the Credit Facilities are secured and are guaranteed by the US domestic subsidiaries of the Company, subject to customary exceptions.

The Credit Agreement includes certain affirmative and negative covenants that impose restrictions on the Company's financial and business operations, including limitations on liens, indebtedness, fundamental changes, and changes in the nature of the Company's business. These limitations are subject to customary exceptions. The Company is also required to maintain a (i) Consolidated Total Net Leverage Ratio of not more than 3.50 to 1.00 as of the last day of any fiscal quarter, which may be increased to 4.00 to 1.00 in connection with a material permitted acquisition and subject to the terms of the Credit Agreement, and (ii) Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of at least 2.50 to 1.00 as of the last day of any fiscal quarter. The Credit Agreement also contains customary representations and warranties.

The Credit Agreement contains events of default customary for this type of financing, including a cross default and cross acceleration provision to certain other material indebtedness of the Company and its subsidiaries. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to the Company, the Company is required to repay the loans outstanding under the Credit Facilities.

In connection with the entry into the Credit Facilities, the Company (i) repaid all outstanding borrowings under its prior $250 million revolving credit facility pursuant to that certain Credit Agreement, dated as of December 19, 2022, between the Company and Wells Fargo Bank, National Association (the “Previous Credit Facility”), utilizing borrowings under the Credit Facilities, and (ii) terminated the Previous Credit Facility.

The foregoing description of the Credit Agreement is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As discussed in the Introductory Note, which is incorporated by reference into this Item 2.01, on July 1, 2025, the Company completed its previously announced Acquisition of TerraSource pursuant to the Purchase Agreement. The total consideration delivered at the Closing by the Company to the Sellers was $245.0 million in cash on a cash-free, debt-free basis, subject to a customary purchase price adjustment, as set forth in the Purchase Agreement. The Company financed the Acquisition and related expenses with proceeds from the Credit Facilities.

The foregoing description of the Acquisition and the Purchase Agreement is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On July 1, 2025, the Company issued a press release announcing the Closing of the Acquisition. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be incorporated by reference into any filing under the Securities Act or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The Company intends to file the financial statements required by Item 9.01(a) with respect to the Acquisition described in Item 2.01 of this Current Report by amendment to this Current Report as soon as practicable and, in any event, not later than 71 days after the date on which this Current Report is required to be filed pursuant to Item 2.01.

(b)	Pro Forma Financial Information.

The Company intends to file the pro forma financial information required by Item 9.01(b) with respect to the Acquisition described in Item 2.01 of this Current Report by amendment to this Current Report as soon as practicable and, in any event, not later than 71 days after the date on which this Current Report is required to be filed pursuant to Item 2.01.

(d)	Exhibits.

2.1*	Membership Interest Purchase Agreement, dated April 28, 2025, by and among TerraSource Holdings, LLC, the seller parties thereto, Sellers’ Representative and Astec Industries, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Astec Industries, Inc. with the Securities and Exchange Commission on May 2, 2025).

10.1*	Credit Agreement, dated as of July 1, 2025, by and among Astec Industries, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

99.1	Press release dated July 1, 2025

104	Cover Page Interactive Data File embedded within the Inline XBRL document

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astec Industries, Inc.

Date: July 1, 2025	By:	/s/ Brian J. Harris
Brian J. Harris
Chief Financial Officer